Exhibit 99.1

Contact:	Jeff Sherman
Executive Vice President and
Chief Financial Officer
(615) 372-8501

LIFEPOINT NAMES LEIF MURPHY CHIEF FINANCIAL OFFICER

Jeffrey S. Sherman to Step Down to Relocate to Dallas

Brentwood, Tennessee (August 21, 2013) — LifePoint Hospitals®, a leading hospital company focused on providing quality healthcare close to home, today announced that Leif Murphy has been appointed chief financial officer, effective September 14, 2013. Murphy succeeds Jeffrey S. Sherman, who is leaving the Company to pursue another opportunity in Dallas, Texas that is located closer to his family.

“Over the last four years, Jeff has been instrumental in extending LifePoint’s market leadership,” said William F. Carpenter III, chairman and chief executive officer of LifePoint. “Jeff has helped advance our organic growth initiatives, target key acquisitions and position the Company to benefit from healthcare reform to create long-term value for shareholders. On behalf of the entire LifePoint Board and management team, I thank him for his many contributions, and wish him and his family much happiness in the years ahead.”

Sherman said, “It has been a privilege to be part of an organization as strong, vibrant and distinguished as LifePoint. I am proud of the achievements this company has realized during my time here, and I have great confidence in its leadership and future success. I look forward to working with Leif and the other members of the finance team to ensure a smooth transition.”

Carpenter continued, “We are pleased to name Leif as chief financial officer. Leif is an exceptional leader, and we believe he is ideally suited to take on the role of CFO. Leif’s two decades of experience in healthcare, business development and finance have helped him cultivate a unique skillset and extensive knowledge of our industry. For the past two years, he has been an integral part of our senior management team and played a leading role in managing and overseeing LifePoint’s growth and development strategy, including acquisitions, innovative partnerships and in-market expansion efforts at existing hospitals. We are confident that his range of experiences will be invaluable as he serves as our CFO.”

In commenting on his appointment, Leif Murphy said, “I am honored and excited to have been named to the role of chief financial officer. Over the last two years, I have been fortunate to be a part of LifePoint’s talented leadership team that has shaped the Company’s business and growth strategy. LifePoint is well-positioned as a healthcare provider in communities around the country and has significant growth potential. I look forward to contributing to the Company in this new capacity.”

Murphy brings nearly 20 years of healthcare finance and development experience to LifePoint. Before joining LifePoint in 2011, he served as president and CEO of DSI Renal, Inc. Prior to DSI, he was senior vice president and treasurer at Caremark, Inc. He has also held leadership roles at Renal Care Group, Inc., National Nephrology Associates, Inc. and HealthSouth Corporation. He received a BA in Business Administration from Furman University in Greensville, South Carolina, and his MBA from The College of William and Mary in Williamsburg, Virginia.

In addition, the Company noted that there has been no change to its previously issued 2013 guidance.

About LifePoint Hospitals

LifePoint Hospitals® is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 57 hospital campuses in 20 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.